EXHIBIT 23.1

                              CONSENT OF AUDITORS

The Board of Directors
Premier Bancorp, Inc.

We consent to incorporation by reference in the registration statement (No. 333-34243) on Form S-4 of Premier Bancorp, Inc., of our report dated February 26, 1998, relating to the consolidated balance sheets of Premier Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1997, annual report on Form 10-KSB of Premier Bancorp, Inc.

/s/ KPMG Peat Marwick LLP
March 25, 1998